Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of October 26, 2017 (the “Effective Date”), is entered into by and between Chart Industries, Inc. (the “Company”), and Robert H. Wolfe (“Consultant”).

RECITALS

WHEREAS, the Company and Consultant were parties to that certain Employment Agreement, dated as of November 4, 2016 (the “Employment Agreement”), whereby Consultant had been employed by the Company as its Vice President, General Counsel and Secretary, and such Employment Agreement was terminated as of the Effective Date;

WHEREAS, the Company wishes to retain Consultant to perform certain consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date; and

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Consulting Services.

(a)    Capacity. Consultant agrees that, commencing on the Effective Date, and when and as requested by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, he will provide consulting services and advice to the Company. Consultant acknowledges that during the term of this Agreement, he will not have the authority to bind the Company to any contract or arrangement with any outside party, including any outside legal counsel, service provider or vendor, without the written authorization of an officer of the Company or his or her delegate.

(b)    Term and Operation. This Agreement will commence on the Effective Date and shall continue until, and shall end upon, the first anniversary of the Effective Date. This Agreement will terminate automatically on the death of Consultant.

(c)    Compensation. In consideration of Consultant’s performance of the consulting services, during the term of this Agreement the Company shall pay Consultant for 33.3 hours of work per month, at a rate of $8,333.33 per month. All work performed and time taken to perform the work shall be reasonably documented by Consultant and subject to audit by Company. Consultant may also perform work for Company in excess of 33.3 hours per month and be paid an hourly consulting fee (for such work) in an amount equal to $250.00 per hour. Consultant shall invoice the Company for consulting services rendered on a monthly basis, and the Company shall discharge any such invoice within 30 days of receipt. The Company shall pay Consultant at least $100,000 (the “Annual Minimum Fee”) for services rendered under this Agreement, provided that Consultant provides continuous service to the Company through the first anniversary of the Effective Date. If, as of the first anniversary of the Effective Date, Consultant shall not have invoiced the Company for at least the Annual Minimum Fee,

Consultant shall, within 90 days following the first anniversary of the Effective Date, provide the Company with an invoice for the difference between the Annual Minimum Fee and the aggregate of the consulting fees incurred during the term of this Agreement, and the Company shall discharge any such invoice within 30 days of receipt. To the extent Consultant presents any invoice to the Company after the amount of fees paid hereunder exceeds the Annual Minimum Fee, the Company may reduce the amount due under any such invoice to the extent any audit of Consultant’s fees indicates that he was not entitled to such additional amounts. Company shall provide Consultant with office space at Company’s offices in The Woodlands, Texas as required to perform consulting services. Company shall also provide required business equipment such as a laptop computer, cell phone, and other equipment needed for Consultant’s use in the provision of consulting services and advice, all at no cost to Consultant.

2.    Independent Contractor. During the term of this Agreement, Consultant will at all times be and remain an independent contractor. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company.

3.    Preservation of Company Confidential Information. Consultant agrees at all times:

(a)    Not to disclose to any third party any Confidential Information learned by Consultant at any time or any Confidential Information developed by Consultant pursuant to this Agreement; except such information which is now public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement;

(b)    That Consultant will only disclose Confidential Information to employees, agents or subcontractors of Consultant who have a need to know such information in order to carry out Consultant’s responsibilities hereunder, and only then to those who have been advised that such information is confidential and proprietary and then only to those who have agreed to accept the same obligation of confidentiality and non-use as Consultant;

(c)    Even after any Confidential Information obtained by Consultant or any Confidential Information developed by Consultant pursuant to this Agreement becomes generally available to the public, not to disclose the fact that such information was furnished to Consultant by Company, originated with Company, or was developed by Consultant pursuant to this Agreement, unless that fact is also published;

(d)    Not to put to commercial use or use in any way except for the benefit of Company any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement.

(e)    As used herein, “Confidential Information” includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of his consultancy and any other non-public information received or developed by, or disclosed to, Consultant during the course of or arising out of his previous employment with the Company, including by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company. In the event information which is non-public becomes public due to disclosure by Consultant which is not authorized by the Company, such information shall be deemed non-public for purposes of this Agreement.

(f)    For the avoidance of doubt, the Consultant may disclose the Confidential Information to the extent required by law or order of a court or governmental agency. However, in such case, Consultant must give the Company prompt notice and consult with the Company about whether to obtain a protective order or otherwise protect the confidentiality of the Confidential Information, all as directed by and at the Company’s expense.

(g)    Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant should breach or violate any of the covenants and agreements set forth in this clause. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company’s interests.

4.    Trading in the Company’s Securities. In the course of performing consulting services pursuant to this Agreement, Consultant may become aware of material non-public information, whether it be Confidential Information or otherwise. Consultant hereby expressly agrees to hold such information in strictest confidence and to not trade in the securities of the Company until such material non-public information is made public through public announcement, governmental filings or other method generally accepted as public dissemination of material information.

5.    Limitation of Liability.

(a)    Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement. The Company releases, and shall indemnify, hold harmless and defend, Consultant for all claims, loss and liability arising out of or relating in any way to Consultant’s provision of the consulting services and advice rendered hereunder unless and only to the extent that such claims are directly caused by Consultant’s gross negligence or willful misconduct in connection with the performance of his work hereunder.

(b)    Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either party’s liability to the extent it relates to: death or personal injury caused by its negligence; fraud; fraudulent misrepresentation; or any other liability which may not be lawfully limited or excluded.

(c)    Neither party shall be liable for consequential, special, incidental or indirect damages or for (i) loss of profits, revenue, use, opportunity, capital or financing, or goodwill; (ii) loss of business or business opportunity or (iii) loss of anticipated savings, whether suffered in this or in any collateral transaction.

(d)    Each party agrees to use all reasonable endeavours to mitigate any losses which it may suffer under or in connection with this Agreement (including in relation to any losses covered by an indemnity) and any amounts it seeks from the other party in respect of any such liability.

(e)    The provisions of this Article 5 shall apply notwithstanding anything to the contrary in this Agreement or otherwise, and regardless of whether liability arises in contract, negligence, statute or otherwise or is now existing or it arises in the future or whether known or unknown.

6.    Survival. Subject to any limits on applicability contained therein, paragraphs 2, 3, 4 and 5 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

7.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

8.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that this Agreement does not supersede or preempt any provisions of the Employment Agreement that continue to apply to the parties after the Effective Date.

9.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

10.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

11.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Delaware.

12.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Chart Industries, Inc.

By:	/s/ Gerald F. Vinci
Name:	Gerald F. Vinci
Title:	Vice President and Chief Human Resources Officer

/s/ Robert H. Wolfe
Consultant